EXHIBIT 11.1

                     INTERSTATE BAKERIES CORPORATION
          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS



                                  (In Thousands, Except Per Share Data)
                                  53 Weeks       52 Weeks       52 Weeks
                                    Ended          Ended          Ended
                                   June 3,        May 28,        May 29,
                                    1995           1994           1993
                                  --------       --------       --------
Income before cumulative
 effect of accounting change      $20,697        $15,754        $ 30,784
Cumulative effect of change
 in accounting for
 postretirement benefits
 other than pensions                    -              -         (14,121)
                                  -------        -------        --------
Net income                        $20,697        $15,754        $ 16,663
                                  =======        =======        ========

Weighted average common shares
 outstanding                       19,639         20,252          20,980
Dilutive stock options                 68             54             152
                                  -------        -------        --------
Weighted average common and
 equivalent shares outstanding     19,707         20,306          21,132
                                  =======        =======        ========

Per share:
  Income before cumulative
   effect of accounting change      $1.05          $ .78           $1.46
  Cumulative effect of
   accounting change                    -              -            (.67)
                                  -------        -------        --------
  Net income                        $1.05          $ .78           $ .79
                                  =======        =======        ========